Exhibit (a)(5)(xiv)

Important Notice Concerning Your Rights under the CDI Corporation 401(k) Savings Plan

August 31, 2017

As you know, CDI has entered into an agreement to be acquired by AE Industrial Partners, LLC (the “Transaction”). The Transaction is subject to customary closing conditions, including the receipt of certain regulatory approvals. The Transaction is expected to occur on or about September 12, 2017. If the Transaction is completed, CDI will cease being a public company, and its stock will no longer be publicly traded; for that reason shares of CDI common stock (“CDI Stock”) will be removed as an investment option under the CDI Corporation 401(k) Savings Plan (the “Plan”).

The Transaction is in the form of a tender offer for all of the shares of CDI Stock, followed by a merger of CDI into an affiliate of AE Industrial Partners, LLC. If the Transaction is completed, any shares of CDI Stock held in the Plan immediately prior to the completion of the Transaction will be liquidated for a cash amount equal to the tender offer price, with such cash being deposited in the participant’s Plan account and invested in the target date retirement fund relating to that participant’s age. The Great-West Lifetime Conservative Trusts (target-date) are the current target retirement date funds used by the Plan, and your specific target date retirement fund is based on your date of birth and an assumed retirement age of 65. Please see the enclosed Qualified Default Investment Alternative document, which explains the mapping of sale proceeds to the target date trusts.

As a result of the removal of CDI Stock from the Plan, you will be unable to direct or diversify investments with respect to CDI Stock and unable to obtain a loan, withdrawal or distribution from account balances invested in CDI Stock for a brief period of time. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” You will have access to and will be able to make transactions with the other investments in your account during the blackout period. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period with respect to CDI Stock in the Plan is expected to begin at 4 p.m. Eastern time on September 8, 2017, and is expected to end during the week beginning on September 17, 2017. The end of the blackout period is subject to change. For up-to-date information on the blackout period (including whether the blackout period has started or ended) or to change any of your investment elections, you may visit www.empower-retirement.com/participant or call Empower Retirement at 888-411-4015.

Following the blackout period, CDI Stock will no longer be available in the Plan. Accordingly, if you elected to have all or any portion of your future contributions in the Plan invested in CDI Stock, your election will automatically be changed into an election to contribute to your target date retirement fund under the Plan, which is currently the Great-West Conservative Lifetime Trusts that corresponds to your age and an estimated retirement age of 65. The last date on which deferrals will be used to purchase shares of CDI Stock under the Plan is September 8, 2017.

Before the blackout period begins, it is very important that you review and consider your current investments as you will be unable to transfer or diversify investments with respect to CDI Stock or obtain a loan, withdrawal or distribution from that portion of your Plan account during the blackout period (except that the blackout period will not impact your ability to tender any CDI Stock you own into the Transactions). For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all of your assets, income and investments.

You should be aware that there are certain risks in holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, both up and down in short periods of time, than investments in diversified funds.

The purpose of this notice is to give you sufficient time to consider the effect of the blackout period on your retirement and financial plans. Because of events, such as regulatory approval, that are beyond the reasonable control of the Plan administrator, the Transaction date may change and hence the end of the blackout period may change as well. If that happens, we will notify you as soon as reasonably possible after we become aware of a change in the timing of the blackout.

To access the CDI Stock in your Plan account before the blackout period begins or if you have questions concerning this blackout notice, contact Empower Retirement at 888-411-4015 or online at www.empower-retirement.com/participant.

Once the blackout period ends, you will have full access to your Plan account. If you would like to confirm the status of the blackout period, visit www.empower-retirement.com/participant or call Empower Retirement at 888-411-4015.

Core securities, when offered, are offered through GWFS Equities, Inc. and/or other broker-dealers.

GWFS Equities, Inc., Member FINRA/SIPC, is a wholly owned subsidiary of Great-West Life & Annuity Insurance Company.

Empower Retirement refers to the products and services offered in the retirement markets by Great-West Life & Annuity Insurance Company, Corporate Headquarters: Greenwood Village, CO; Great-West Life & Annuity Insurance Company of New York, Home Office: NY, NY, and their subsidiaries and affiliates. The trademarks, logos, service marks and design elements used are owned by their respective owners and are used by permission.

Asset allocation and balanced investment options and models are subject to the risks of the underlying funds, which can be a mix of stocks/stock funds and bonds/bond funds. For more information, see the prospectus and/or disclosure documents.

A collective trust fund is not a mutual fund and is exempt from SEC registration. Designed for and exclusively sold to qualified retirement plans and their participants, the funds are not available to individual retail investors.

A company stock investment option invests in the stock of one company. It has more risk than a diversified portfolio consisting of the stocks of many companies and may be used to round out a well-diversified portfolio. Company stock is not offered by GWFS Equities, Inc.

GWFS Equities, Inc., or one or more of its affiliates, may receive a fee from the investment option provider for providing certain recordkeeping, distribution and administrative services.

Diversification does not ensure a profit and does not protect against loss in declining markets.

The principal underwriter of Great-West Funds, Inc. is GWFS Equities, Inc., Member FINRA/SIPC. The Great-West Lifetime Funds and Great-West Profile Funds may invest in funds advised by Great-West Capital Management, LLC (GWCM), funds that are sub-advised by affiliated and unaffiliated sub-advisers retained by GWCM or funds that are advised by affiliated and unaffiliated investment advisers of GWCM or in a fixed-interest contract issued and guaranteed by:

Great-West Life & Annuity Insurance Company. 194032-01 -LTR-XXXX-XXXX AM252269-0817

Notice to Investors

This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of CDI. The solicitation and offer to buy common stock of CDI is only made pursuant to the Offer to Purchase and related materials. Nova Intermediate Parent, LLC and Nova Merger Sub, Inc. filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and CDI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors are urged to read these materials, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they contain important information, including the terms and conditions of the tender offer. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents that CDI files with the SEC at the SEC’s website at www.sec.gov, or free of charge from CDI at www.cdicorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of CDI constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the shares of common stock of CDI on a fully diluted basis and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in CDI’s public filings with the SEC, including the “Risk Factors” sections of CDI’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed by Nova Merger Sub, Inc. and the Solicitation/Recommendation Statement filed by CDI. CDI shareholders should not place undue reliance on any forward-looking statements. CDI disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.